As filed with the Securities and Exchange Commission on June 16, 2021

Registration No. 333-204781

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

Registration Statement

UNDER

THE SECURITIES ACT OF 1933

Extended Stay America, Inc.	ESH Hospitality, Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

46-3140312	27-3559821
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

11525 N. Community House Road, Suite 100

Charlotte, North Carolina 28277

(980) 345-1600

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Christopher Dekle

Extended Stay America, Inc.

ESH Hospitality, Inc.

11525 N. Community House Road, Suite 100

Charlotte, North Carolina 28277

(Name and address of agent for service)

(980) 345-1600

(Telephone number, including area code, of agent for service)

copies to:

Brian M. Stadler, Esq. Matthew B. Rogers, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017	Michael P. Brueck, P.C. Joshua N. Korff, P.C. Scott A. Berger, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-204781) (the “Registration Statement”) of Extended Stay America, Inc., a Delaware corporation (the “Corporation”), and ESH Hospitality, Inc., a Delaware corporation (“ESH REIT”), which was filed with the Securities and Exchange Commission on June 5, 2015.

On June 16, 2021, pursuant to the Agreement and Plan of Merger, dated as of March 14, 2021, by and among Eagle Parent Holdings L.P., Eagle Merger Sub 1 Corporation (“MergerCo 1”), Eagle Merger Sub 2 Corporation (“MergerCo 2”), the Corporation and ESH REIT, as amended on May 31, 2021, (i) MergerCo 1 merged with and into the Corporation, with the Corporation continuing as the surviving corporation in such merger (the “Corporation Merger”) and (ii) MergerCo 2 merged with and into ESH REIT, with ESH REIT continuing as the surviving corporation in such merger (the “REIT Merger”). Subsequent to the Corporation Merger and the REIT Merger, the Corporation merged with and into ESH REIT, with ESH REIT continuing as the surviving corporation in such merger.

As a result of the foregoing mergers, any and all offerings of securities registered pursuant to the Registration Statement have been terminated as of the date hereof. In accordance with the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, ESH REIT, for itself and as successor to the Corporation, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, on June 16, 2021.

ESH HOSPITALITY, INC. (for itself and as successor by merger to Extended Stay America, Inc.)

By:	/s/ Christopher Dekle
Name: Christopher N. Dekle
Title: General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.